Non-binding voluntary Translation

Ad hoc announcement in accordance with Section 15 German Securities Trading Act

Advanced Inflight Alliance AG announces preliminary financial results for the first 9 months 2013

- EBITDA increases by 21 percent to EUR 14.4 million

- High financial income of EUR 5.9 million from financial investments

- Net profit at EUR 11.9 million almost tripled due to high financial income

Munich, November 7, 2013 – Advanced Inflight Alliance AG releases its preliminary Group financials for the first 9 months of 2013:

The consolidated Group revenues of Advanced Inflight Alliance Group did decrease slightly by 3 percent from EUR 99.2 million in the first 9 months of 2012 to EUR 96.1 million in the first 9 months of 2013. The main reasons for this development were a slightly less favorable currency environment as well as changes in the customer base in the Content Service Providing (CSP) business.

Earnings before interest, taxes, depreciation and amortization (EBITDA) amounted to EUR 14.4 million in the first 9 months of 2013 and therefore were 21 percent above the previous year’s figure of EUR 11.9 million. Therefore the EBITDA in the first 9 months 2013 almost reached the EBITDA for the full year 2012. The first 9 months of 2013 included one-time expenses associated with restructuring measures of EUR 0.3 million as well as reported positive foreign currency effects of EUR 0.2 million. At EUR 14.5 million, the EBITDA adjusted for one-time effects and reported foreign currency effects increased by around 18 percent on the previous year’s adjusted EBITDA of EUR 12.3 million.

Earnings before interest and taxes (EBIT) stood at EUR 10.2 million in the first 9 months of 2013 and therefore were 23 percent higher than the EBIT for the first 9 months of 2012 of EUR 8.3 million. The EBIT adjusted for one-time effects and reported foreign currency effects in the first 9 months of 2013 was EUR 10.3 million. This represents an increase of 17 percent compared to the previous year’s figure of EUR 8.8 million.

In the first 9 months of 2013 Advanced Inflight Alliance Group reported a finance income of EUR 6 million (first 9 months of 2012: EUR 42 thousand). This finance income is mainly driven by book profits realized in context with AIA’s investment in Row 44 Inc. respectively in Global Eagle Entertainment Inc. at a total of EUR 3.4 million as well as profits generated in course of the sale of the shares in GuestLogix Inc. of EUR 2.5 million.

The Advanced Inflight Alliance Group reported earnings before taxes (EBT) of EUR 15.6 million for the first 9 months of 2013. This represents more than a doubling compared to the previous year’s EBT of EUR 7.2 million, which is predominately driven by the high finance income. The EBT adjusted for one-time effects, the finance income and for reported foreign currency effects in the first 9 months of 2013 was EUR 9.8 million, which represents an increase of 23 percent compared to the previous year’s figure of EUR 8 million.

For more information, please contact: Advanced Inflight Alliance AG

Schellingstrasse 35 | 80799 Munich | Tel.: +49 (0)89 613805-0 | Fax: ++49 89 613805-55 | info@aialliance.com |

www.advanced-inflight-alliance.com

The net profit for the first 9 months of 2013 at EUR 11.9 million was substantially up compared to the previous year’s figure of EUR 4.1 million, due to the high financial income. This development represents almost a triplication.

Amounting to EUR 0.49 in the first 9 months of 2013, earnings per share (EPS) in accordance with IFRS did substantially increase compared to the previous year’s figure of EUR 0.21.

The final figures for the first 9 months of 2013 may differ from the preliminary figures reported today. The complete financial report for the first 9 months of 2013 will be available for downloading under www.advanced-inflight-alliance.com as of November 12, 2013.

Advanced Inflight Alliance AG

The Management Board

For more information, please contact: Advanced Inflight Alliance AG

Schellingstrasse 35 | 80799 Munich | Tel.: +49 (0)89 613805-0 | Fax: ++49 89 613805-55 | info@aialliance.com |

www.advanced-inflight-alliance.com